                                                        Exhibit 99.1

THE HANOVER ANNOUNCES QUARTERLY DIVIDEND OF $0.33 PER COMMON SHARE AND
A $100 MILLION INCREASE IN ITS SHARE REPURCHASE PROGRAM

WORCESTER, Mass., (May 14, 2013) – The Hanover Insurance Group, Inc. (NYSE: THG) announced that its board of directors today declared a quarterly dividend of $0.33 per share on the issued and outstanding common stock of the company, payable June 28, 2013, to shareholders of record at the close of business on June 14, 2013.

Separately, its board of directors authorized a $100 million increase to the company’s existing share repurchase program. With this authorization, as of May 13, 2013, the company has approximately $166 million remaining under its aggregate authorization of $600 million.

Through its stock buyback program, the company may repurchase its common stock from time to time, in amounts, at prices, and at such times as the company deems appropriate, subject to market conditions and other considerations. The company’s repurchases may be executed using open market purchases, including 10b5-1 trading plans, privately negotiated transactions, accelerated repurchase programs or other transactions. The program does not stipulate that the company purchase any specific number of shares or make purchases by a certain time and date.

Forward-Looking Statements
Statements regarding quarterly or future dividends payable to our shareholders, which may be subject to future increases, decreases, or elimination, as determined by The Hanover’s board of directors, as well as statements with respect to future share repurchases, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The company cautions investors that any such forward-looking statements are not guarantees of future dividend payments, nor of the timing or amount of future share repurchases, if any.  Investors are directed to consider the risks and uncertainties in the company’s business that may affect the Board’s decision to declare dividends in the future or the company’s decision to repurchase shares, which might affect the company’s future results, including those risks which are discussed in readily available documents, such as the Company's annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under "About Us - Investors.”

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is one of the top 25 property and casualty insurers in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of agents and brokers. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes including political risk, marine, aviation and energy. For more information, please visit hanover.com.

CONTACTS
Investors:                                                  Media:
Oksana Lukasheva                                          Michael F. Buckley
(508) 855-2063                                                   (508) 855-3099
olukasheva@hanover.com                             mibuckley@hanover.com